Exhibit 99.1

The Chubb Corporation 15 Mountain View Road — P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Estimates Second Quarter Catastrophe Losses

WARREN, New Jersey, July 9, 2013 — The Chubb Corporation [NYSE:CB] announced today that it estimates the impact in the second quarter of 2013 of losses from catastrophes to be approximately $240 million before tax, or $156 million after tax ($0.60 per share after tax). Approximately $175 million of the losses before tax represents Chubb’s estimate for losses from catastrophes in the United States, primarily from various severe storms in the central states. Losses from catastrophes outside the United States amounted to approximately $65 million before tax, most of which were from storms and flooding in southern Alberta, Canada.

Chubb expects to announce its second quarter 2013 financial results as scheduled on Thursday, July 25, 2013 after the close of the market. The press release and financial supplement will be available shortly thereafter on Chubb’s website at www.chubb.com.

FORWARD-LOOKING INFORMATION

Some of the statements in this release, including those about estimated catastrophe losses, are “forward-looking information” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Actual results may differ materially from those suggested by the forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission. Chubb assumes no obligation to update any forward-looking information set forth in this release, which speaks as of its date.

For further information contact:	Investors:	Glenn A. Montgomery
908-903-2365

	Media:	Mark E. Greenberg
908-903-2682